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                                                                     EXHIBIT 8.1
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                 [LETTERHEAD OF STIKEMAN ELLIOTT APPEARS HERE]


(416) 869-5542

                                    June 17, 1996

VIA MAIL
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IntelCom Group Inc.
9605 E. Maroon Circle
P.O. Box 6742
Englewood, Colorado
80112-6742

Ladies and Gentlemen:


          You have requested our opinion with respect to the Canadian federal income tax considerations described in the section entitled "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations" of the Registration Statement on Form S-4, as amended (File No. 333-4226) (the "Registration Statement"), of ICG Communications, Inc., a Delaware corporation ("ICG"), as filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed Arrangement involving ICG, IntelCom Group Inc., a Canadian federal corporation ("IntelCom"), and IntelCom's shareholders (the "Arrangement") and the issuance by ICG of shares of its Common Stock pursuant to the Arrangement.

          In connection with the rendering of this opinion, we have reviewed the Registration Statement and other materials we have considered to be relevant.
In addition, we have assumed that all documents we have reviewed are true copies of the originals, are accurate and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Registration Statement have been and will be conducted in the manner provided in the Registration Statement.

          Based on and subject to the foregoing, it is our opinion that the statements set forth under the caption "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations" in the Registration Statement, in so far as they purport to describe the provisions of the laws referred to therein as they apply to the persons described therein and based on the assumptions stated therein, are fair summaries of the matters discussed.
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          We hereby consent to the filing of this opinion as Exhibit 8.1 to the
Registration Statement and to the reference therein to our firm under the titles "Legal Matters" and "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.


                                    Yours very truly,



                                    Stikeman, Elliott

/am